                                                                EXHIBIT 99(a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             BLESSINGS CORPORATION

                                       AT
                              $21.00 NET PER SHARE
                                       BY

                              VA ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                         HUNTSMAN PACKAGING CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON MONDAY, MAY 11, 1998, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF BLESSINGS CORPORATION (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (AND THE REGULATIONS THEREUNDER), AND THE MEXICAN FEDERAL LAW OF ECONOMIC COMPETITION, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (3) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED HEREIN. SEE SECTIONS 12 AND 14.
                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES (AS DEFINED HEREIN) SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE CERTIFICATE(S) REPRESENTING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN
SECTION 3 OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS AND TRUST COMPANIES.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

April 14, 1998

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
INTRODUCTION....................................................................................................           1

       1.  Terms of the Offer...................................................................................           3

       2.  Acceptance for Payment and Payment for Shares........................................................           4

       3.  Procedure for Tendering Shares.......................................................................           6

       4.  Withdrawal Rights....................................................................................           9

       5.  Certain Federal Income Tax Consequences..............................................................           9

       6.  Price Range of the Shares; Dividends.................................................................          10

       7.  Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin
             Regulations........................................................................................          10

       8.  Certain Information Concerning the Company...........................................................          11

       9.  Certain Information Concerning the Purchaser and Parent..............................................          14

      10.  Source and Amount of Funds...........................................................................          15

      11.  Background of the Offer..............................................................................          17

      12.  Purpose of the Offer and the Merger; Plans for the Company; The Merger Agreement; The Tender
             Agreement..........................................................................................          18

      13.  Dividends and Distributions..........................................................................          29

      14.  Certain Conditions of the Offer......................................................................          30

      15.  Certain Legal Matters................................................................................          31

      16.  Fees and Expenses....................................................................................          34

      17.  Miscellaneous........................................................................................          34

Schedule I-- INFORMATION CONCERNING THE DIRECTORS AND
           EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER.......................................................         I-1

To Holders of Common Stock of
Blessings Corporation:

                                  INTRODUCTION

    VA Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Huntsman Packaging Corporation, a Utah corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.71 per share (the "Common Stock" or "Shares"), of Blessings Corporation, a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share, net to the seller in cash (the "Offer Price") without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Chase Securities Inc. ("Chase Securities"), which is acting as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER.

    For a discussion of the Board's recommendation, see "Item 4. The Solicitation or Recommendation" set forth in the Company's
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders with this Offer to Purchase.

    Bowles Hollowell Conner & Co. ("BHCC") has delivered to the Board its written opinion that, as of April 7, 1998, and based upon and subject to the matters set forth therein, the consideration to be received pursuant to the Merger Agreement by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of BHCC is contained in the Schedule 14D-9.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY (OVER 50%) OF THE NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (2) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), AND UNDER THE MEXICAN FEDERAL LAW OF ECONOMIC COMPETITION (THE "FLEC"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION DATE, AND (3) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED HEREIN. SEE SECTIONS 12 AND 14.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 7, 1998 (the "Merger Agreement") by and among Parent, the Purchaser and the Company pursuant to which, following the purchase of Shares by the Purchaser pursuant to the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). In the Merger, each outstanding Share (other than Shares then held by the Company, Parent, the Purchaser, or any wholly-owned direct or indirect subsidiary of the Company or Parent, and other than Shares held by stockholders, if any, who perfect their appraisal rights under the General Corporation Law of the State of Delaware (the "Delaware Law")) will be converted into the right to receive $21.00, or any higher price per Share paid pursuant to the Offer, without interest thereon, in cash (the "Merger Consideration") and the Company will become a wholly-owned subsidiary of Parent. See Section 12.

    Concurrently with the execution of the Merger Agreement, Parent and the Purchaser entered into a Tender Agreement and Irrevocable Proxy dated as of April 7, 1998 (the "Tender Agreement") with Williamson-Dickie Manufacturing Company ("Williamson-Dickie") and certain members of senior management of the Company (together with Williamson-Dickie, the "Stockholders") owning, in the aggregate, 5,925,072 Shares, or approximately 57.3% of the Shares outstanding on March 31, 1998 on a fully-diluted basis. Pursuant to the Tender Agreement, the Stockholders have agreed, among other things, to validly tender and sell pursuant to the Offer and not withdraw all Shares which are beneficially owned by them, provided that the Offer Price is not less than $21.00, and to irrevocably appoint the Purchaser as the attorney and proxy of each Stockholder to vote and otherwise act (by written consent or otherwise) with respect to all Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company, subject to certain limitations and restrictions.

    Based on the representations and warranties of the Company contained in the Merger Agreement, as of March 31, 1998: (i) 10,126,857 Shares were outstanding and (ii) 216,450 Shares were reserved for issuance upon exercise of outstanding stock options to acquire Common Stock (collectively, the "Stock Options") issued pursuant to the Company's stock option plans.

    Based on the foregoing, the Minimum Condition will be satisfied if 5,171,654 Shares are validly tendered and not withdrawn prior to the Expiration Date. Because the Stockholders own an aggregate of 5,925,072 Shares and are required to tender (and not withdraw) such Shares pursuant to the Offer, the Minimum Condition will be satisfied by the tender of such Shares. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis under the Merger Agreement.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders of the Company. Under the Delaware Law, the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by the Purchaser and its affiliates. Accordingly, if the Purchaser acquires a majority of the outstanding Shares, the Purchaser will have the voting power required to approve the Merger without the affirmative vote of any other stockholders of the Company. Furthermore, if the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the Delaware Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

    The Merger Agreement and the Tender Agreement are more fully described in
Section 12.

    Certain Federal income tax consequences of the sale of the Shares pursuant to the Offer are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, May 11, 1998, unless and until the Purchaser (in its sole discretion, subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Merger Agreement provides that the Purchaser may extend the Offer without the consent of the Company (i) for one or more periods of 10 business days, not exceeding 60 days in the aggregate, if any of the conditions set forth in Section 14 shall not have been satisfied or waived at the scheduled Expiration Date, (ii) for one or more periods not exceeding 30 days, if required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "Commission") applicable to the Offer, or (iii) for an aggregate period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (i) and (ii) immediately above, on one occasion if on such Expiration Date more than 90% of the issued and outstanding Shares shall not have been tendered. Moreover, the Purchaser has agreed in the Merger Agreement that if all the conditions set forth in Section 14 are not satisfied on any Expiration Date, but are then reasonably capable of being satisfied within 10 business days, the Purchaser will extend the Offer for a period or periods of not less than 10 days in the aggregate on one occasion if requested to do so by the Company. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In the Merger Agreement, the Purchaser expressly reserves the right to increase the Offer Price, to waive any of the conditions of the Offer, or to make any other changes in the terms and conditions of the Offer. However, the Purchaser will not, without the consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, or (iii) impose conditions to the Offer in addition to the conditions set forth in Section 14 (or broaden the scope thereof).

    Subject to the terms of the Merger Agreement and the Tender Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If by 12:00 Midnight, New York City time, on Monday, May 11, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated, subject to the terms and conditions contained in the Merger Agreement (including the Purchaser's obligation under the Merger Agreement in certain circumstances described above to extend the Offer on one occasion at the Company's request) and the Tender Agreement and to the applicable rules and regulations of the Commission), to (i) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the Tender Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14d-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act and the FLEC, and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement and the Tender Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

    The Company has provided the Purchaser its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the sole discretion of the

Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act or the FLEC. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

    Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the filing date, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. Parent will also make a pre-notification filing with the Mexican Federal Competition Commission with respect to the Offer under the FLEC. The waiting period under such law with respect to the Offer will expire at 11:59 p.m., New York time, on the 45th day after the filing, unless early termination of the waiting period is granted. See Section 15 hereof for additional information concerning the HSR Act, the FLEC and the applicability of the antitrust laws to the Offer.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Information Agent and the Dealer Manager.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c ) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH

RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. or any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (such member, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the tender of such Shares complies with Rule 14e-4 under the Exchange Act.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

    APPOINTMENT. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 7, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (which is initially May 11, 1998) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 12, 1998.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its reasonable discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. THE TAX TREATMENT OF EACH STOCKHOLDER WILL DEPEND IN PART UPON SUCH STOCKHOLDER'S PARTICULAR SITUATION. SPECIAL TAX CONSEQUENCES NOT DESCRIBED HEREIN MAY BE APPLICABLE TO PARTICULAR CLASSES OF TAXPAYERS, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, BROKER-DEALERS, PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES THROUGH THE EXERCISE OF ANY EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger, as the case may be. Gain or loss generally will be calculated separately for each block of Shares (i.e., Shares acquired at the same time and place) tendered and purchased pursuant to the Offer. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder. Any net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon a disposition of the Shares pursuant to the Offer that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual upon such a disposition of Shares that have been held for more than 12 months but for not more than 18 months will be subject to tax at a rate not to exceed 28% and net capital gain recognized upon the sale of Shares that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, any net capital gain recognized by a corporation upon a disposition of Shares pursuant to the Offer or the Merger will be subject to tax at ordinary income tax rates.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company Form 10-K") and information supplied to the Purchaser by the Company, the Shares are traded on the American Stock Exchange, Inc. ("American Stock Exchange" or "AMEX") under the trading symbol "BCO". The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the AMEX and the amount of cash dividends paid per Share in each such quarter. The information set forth in this Section regarding the Company is entirely taken from or based upon public information and neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of such information.

                                                                                         PRICE RANGE
                                                                                     --------------------      CASH
                                                                                       HIGH        LOW       DIVIDENDS
                                                                                     ---------  ---------  -------------
Fiscal Year Ended December 31, 1996
    First Quarter..................................................................  $   12.00  $    8.50    $     .10
    Second Quarter.................................................................      14.25       9.25          .10
    Third Quarter..................................................................      11.00       8.50          .10
    Fourth Quarter.................................................................      11.88       8.63          .10
Fiscal Year Ended December 31, 1997
    First Quarter..................................................................  $   11.25  $    9.25    $     .00
    Second Quarter.................................................................      10.88       9.31          .00
    Third Quarter..................................................................      15.38      10.13          .00
    Fourth Quarter.................................................................      15.88      13.75          .00
Fiscal Year Ended December 31, 1998
    First Quarter..................................................................  $   18.13  $   12.13    $     .00
    Second Quarter (through April 13, 1998)........................................      20.88      17.25       --

    On April 7, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement and the Purchaser's intention to acquire the Shares pursuant to the Offer, the closing sales price per Share on the AMEX was $17.69. On April 13, 1998, the last full trading day before the commencement of the Offer, the closing sales price per Share on the AMEX was $20.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATION. The Shares are currently listed and traded on the AMEX, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the AMEX for continued listing thereon, which require that an issuer have at least 200,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $1,000,000. Additionally, an issuer must maintain $2,000,000 in stockholders' equity if the issuer has had losses in two of the most recent three years, or $4,000,000 if the issuer has had losses in three of the most recent four years. According to information provided by the Company, as of

March 31, 1998, there were approximately 753 registered holders of Shares and 10,126,857 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing thereon and the Shares in fact are no longer listed on the AMEX, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the AMEX for continued listing thereon, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek delisting of the Shares from the American Stock Exchange and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal executive offices located at 200 Enterprise Drive, Newport News, Virginia 23603.

    The historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to Parent or the Purchaser.

    According to the Company Form 10-K, the Company is a diversified manufacturer and supplier of plastic film products oriented principally towards health care, agricultural and industrial applications. The Company's operations, both domestic and international, can be characterized as one business segment producing extruded polyethylene and polypropylene films through the Edison Plastics-Registered Trademark- Division domestically and through its wholly-owned subsidiary, Nacional de Envases Plasticos, S.A. de C.V., and its associated companies, collectively known as NEPSA-Registered Trademark-, in Mexico. Through its Edison Converting-TM- Division and NEPSA, the Company has printing operations which print point-of-purchase messages on its products for a variety of increasingly sophisticated packaging end-uses.

    Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company Form 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             BLESSINGS CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
INCOME STATEMENT DATA:
    Net sales................................................................  $  156,309  $  158,135  $  174,756
    Net earnings.............................................................       5,885       5,012       8,192
    Net earnings per share...................................................         .58         .49         .81

BALANCE SHEET DATA (AT PERIOD END):
    Cash, cash equivalents and short-term investments........................  $    3,317  $    5,802  $    5,106
    Property, plant and equipment--net.......................................      69,148      80,574      89,378
    Total assets.............................................................     136,094     158,077     165,323
    Long-term debt...........................................................      23,747      34,253      30,938
    Shareholders' equity.....................................................      70,884      71,748      79,762

    To the knowledge of Parent and the Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain financial projections.

    The projections presented in the table below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections have been prepared utilizing numerous assumptions, including, among others, the successful launch of certain products by the Company's U.S. customers, signficant expansion of customer orders in the Company's U.S. printing and converting operations, the successful development of the Company's South American operations, and 100% ownership of NEPSA for the entire fiscal year 1998.

                             BLESSINGS CORPORATION
                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS
                             (DOLLARS IN THOUSANDS)

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1998        1999
                                                                        ----------  ----------
Net Sales.............................................................  $  207,381  $  234,871
Gross Profit..........................................................      59,104      70,461
EBITDA (Earnings before interest, taxes, depreciation and
  amortization).......................................................      41,054      50,192

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NEITHER PARENT, THE PURCHASER, THE COMPANY NOR THEIR RESPECTIVE FINANCIAL ADVISORS ASSUME ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NEITHER PARENT, THE PURCHASER, THE COMPANY NOR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

    AVAILABLE INFORMATION. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information. Such information should also be available for inspection at the library of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, Parent and the Purchaser take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

    The Purchaser, a Delaware corporation and a wholly-owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 500 Huntsman Way, Salt Lake City, Utah 84108. All outstanding shares of capital stock of the Purchaser are owned by Parent. Parent is a Utah corporation, with its principal office located at 500 Huntsman Way, Salt Lake City, Utah 84108.

    Parent was founded in 1992 and is one of the largest manufacturers of film and flexible packaging products in North America. Parent's product lines constitute two business segments, flexible packaging and foam products. The flexible packaging segment's product lines are comprised of (i) converter films, that are sold for additional fabrication and resale by other flexible packaging manufacturers for use in a wide range of consumer and industrial markets, (ii) barrier films, that contain and protect food and other products, (iii) printed products, that include printed rollstock, bags and sheets used to package products in the food and medical industries, (iv) stretch films, that are used for industrial unitizing and containerization, and (v) PVC films, that are used by supermarkets, institutions and homes to wrap meat, cheese and produce. The foam products segment includes meat trays, egg cartons and fast food containers.

    In September 1997, Parent was split-off from Huntsman Corporation in a transaction in which the common stock of Parent was transferred from Huntsman Corporation to Jon M. Huntsman and The Christena Karen H. Durham Trust and additional shares of common stock were purchased by Richard P. Durham.

    Set forth below is certain selected historical consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. More comprehensive financial information is included in such report and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such report and other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                         HUNTSMAN PACKAGING CORPORATION
                            SELECTED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
STATEMENT OF OPERATIONS:
  Sales-net..........................................................................  $   325.0  $   339.1  $   491.1
  Cost of sales......................................................................      273.5      288.9      424.8
                                                                                       ---------  ---------  ---------
    Gross profit.....................................................................       51.5       50.2       66.3
  Total operating expenses...........................................................       36.5       42.2       49.2
                                                                                       ---------  ---------  ---------
    Operating income.................................................................       15.0        8.0       17.1
  Interest expense-net...............................................................       (8.7)     (11.6)     (16.4)
  Other income (expense)-net.........................................................       (2.3)      (3.8)       0.5
                                                                                       ---------  ---------  ---------
  Income (loss) before income taxes and extraordinary item...........................        4.0       (7.4)       1.2
  Income tax expense (benefit).......................................................        1.7       (4.2)       0.8
                                                                                       ---------  ---------  ---------
  Income (loss) before extraordinary item............................................        2.3       (3.2)       0.4
  Extraordinary item.................................................................     --           (1.3 (1)    --
                                                                                       ---------  ---------  ---------
  Net income (loss)..................................................................  $     2.3  $    (4.5) $     0.4
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................................................................  $    54.8  $    74.6  $    94.1
  Total assets.......................................................................      231.7      329.1      409.6
  Long-term debt.....................................................................      103.0      187.2      250.5
  Total liabilities..................................................................      160.7      262.1      346.6
  Stockholders' equity...............................................................       71.0       67.0       63.0

------------------------

(1) In 1996, the Company refinanced most of its long-term debt and recorded an extraordinary item for the write-off of previously deferred loan costs.

    Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, except for 2,500 Shares beneficially owned by Richard P. Durham, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, Parent, or its subsidiaries, or to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale of other transfer of a material amount of assets.

    AVAILABLE INFORMATION. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, any options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in such reports and other information filed with the Commission. Such reports and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8.

10.  SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that approximately $285 million will be required to acquire all of the Shares pursuant to the Offer and the Merger, to refinance certain indebtedness of the Company, and to pay fees and expenses related to the Offer and the Merger. The Purchaser expects to obtain these funds from capital contributions and/or loans from Parent. Parent, in turn, expects to obtain these funds from borrowings under an amended and restated credit agreement (the "Amended Credit Agreement") to be entered into with The Chase Manhattan Bank ("Chase") and a syndicate of financial institutions including Chase on the date the Purchaser consummates the Offer. Parent has received a Commitment Letter dated

April 7, 1998 (the "Commitment Letter") from Chase to provide the Amended Credit Agreement. The Commitment Letter contemplates that Parent's existing $250 million Credit Agreement dated as of September 30, 1997 (the "Existing Credit Agreement") with Chase and the financial institutions party thereto will be amended in order to permit the Offer and the Merger and to increase by $285 million (the "Additional Credit Facilities") the available credit facilities under the Existing Credit Agreement. The Additional Credit Facilities will be used (i) to finance the purchase of the Shares pursuant to the Offer and the Merger and to pay the fees and expenses thereof, (ii) to refinance existing indebtedness of the Company, and (iii) for general corporate purposes.

    The commitment and agreements of Chase under the Commitment Letter are subject to customary conditions, including among other things: (i) that there has not occurred any material adverse change since December 31, 1997 in the business, assets, results of operations, conditions (financial or otherwise) or prospects of or relating to Parent, the Company and their respective subsidiaries, taken as a whole; (ii) that there has not occurred nor is there continuing any material adverse change in financial, banking or capital markets that materially and adversely affects the syndication of bank credit facilities for comparable transactions; (iii) that there is no default or event of default under the Existing Credit Agreement on such date; and (iv) that the parties have negotiated, executed and delivered definitive documentation with respect to the Amended Credit Agreement.

    In addition, $50 million of the $285 million in Additional Credit Facilities is subject to the condition that the Indenture dated as of September 30, 1997 (the "Indenture") among Parent, each of the guarantors named therein and The Bank of New York, as Trustee, relating to Parent's existing $125,000,000 of 9 1/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes") shall have been amended to the extent necessary to permit the Additional Credit Facilities. The consent of a majority of the holders of the Senior Subordinated Notes will be required to amend the Indenture. Parent intends to seek such amendment and expects to receive the necessary consents on or before the date of consummation of the Offer. In the event that such consents are not received, it is contemplated that the Additional Credit Facilities will be reduced to $235 million, the current stockholders of Parent will create a special purpose holding company to own all of the outstanding capital stock of Parent, and such holding company will borrow $50 million pursuant to a new senior unsecured credit facility. Although it is not expected to be used, Parent has received a commitment letter (the "Alternate Commitment Letter") from Chase to provide this facility in the event that the requisite consent of the holders of the Senior Subordinated Notes as contemplated above is not received on or before the date of consummation of the Offer. The commitment and agreements of Chase under the Alternate Commitment Letter are subject to conditions substantially similar to those in the Commitment Letter.

    The Commitment Letter provides that the Additional Credit Facilities will consist of new term loans in two tranches. The first tranche in the amount of up to $185 million will mature on September 30, 2005 and will amortize on a quarterly basis to be determined. The second tranche in the amount of up to $100 million will mature on June 30, 2006 and will amortize on a quarterly basis during the first seven years in nominal amounts and in amounts to be determined thereafter. In addition to quarterly scheduled amortization to be determined, the Amended Credit Agreement will provide for customary mandatory prepayments with a percentage of excess cash flow and with certain proceeds from asset sales and certain proceeds from the issuance of additional debt or equity.

    The Additional Credit Facilities will bear interest, at the election of Parent, at either (i) zero to 1%, depending on certain of Parent's financial ratios, plus the higher of (a) Chase's prime rate, (b) the federal funds rate plus 1/2% or (c) Chase's base CD rate plus 1% or (ii) the London Interbank Offered Rate plus 1.00% to 2.25%, also depending on certain of Parent's financial ratios.

    Parent will pay Chase certain financing, agent administration and other fees in connection with the Amended Credit Agreement, which Parent believes to be customary. In addition, the Amended Credit Agreement will provide for a commitment fee on any amount of the first tranche of new term loans which is not funded at the time of the initial loans under the Additional Credit Facilities at the rate of 0.50% per annum.

    The obligations of Parent under the Amended Credit Agreement will be guaranteed by Parent's direct and indirect domestic wholly-owned "unrestricted" subsidiaries and secured by substantially all of the assets of Parent and its existing and subsequently acquired "unrestricted" domestic subsidiaries, including upon consummation of the Merger, the assets of the Company and its domestic subsidiaries. The Amended Credit Agreement will also be secured by a pledge of 65% of the capital stock of each of Parent's foreign subsidiaries. Pending the Merger, the obligations of Parent under the Amended Credit Agreement will also be secured by the Shares acquired by the Purchaser pursuant to the Offer.

    The definitive documentation with respect to the Amended Credit Agreement will contain the representations and warranties, covenants, conditions and events of default contained in the Existing Credit Agreement modified to reflect the acquisition of the Company. Such covenants include, among other things, financial covenants relating to maintenance of ratios of indebtedness to EBITDA and of EBITDA to interest expense, minimum net worth levels and restrictions on indebtedness, guarantees, acquisitions and other fundamental corporate changes, capital expenditures, investments, loans and advances, liens, dividends and other stock payments, asset sales, sale and lease-back transactions, hedging agreements, transactions with affiliates and issuances of stock.

    The Existing Credit Agreement provides for events of default customary in facilities of this type, including, among others, (i) failure to make a payment when due; (ii) breach of covenants; (iii) breach of representations or warranties in any material respect when made; (iv) default under any agreement relating to debt for borrowed money in excess of $5 million in the aggregate;
(v) bankruptcy defaults; (vi) judgments in excess of $5 million; (vii) change in control; and (viii) any loan document ceasing to be in full force and effect. The Amended Credit Agreement will provide for similar events of default.

    The foregoing descriptions of the Commitment Letter and the Existing Credit Agreement are qualified by reference to the text of such letter and agreement filed as exhibits to the Schedule 14D-1, a copy of which may be obtained from the offices of the Commission in the manner set forth with respect to information concerning the Company in Section 8 (except that such information will not be available at the regional offices of the Commission).

    It is anticipated that the indebtedness incurred through borrowings under the Amended Credit Agreement will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources, which may include the proceeds of the private or public sale of debt or equity securities or asset dispositions.

    The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

11.  BACKGROUND OF THE OFFER

    In October, 1996, Richard P. Durham, currently the President and Chief Executive Officer of Parent, and N. Brian Stevenson, currently the Senior Vice President and General Manager, Packaging Division, of Parent, met in Fort Worth, Texas with John W. McMackin, Chairman of the Board of Directors of the Company, and certain members of the Williamson family, to discuss a possible purchase of the Company. Parent requested, but did not receive, non-public information concerning the Company. After certain follow-up preliminary discussions, talks between the parties broke off.

    In December, 1997, Mr. Durham again contacted Mr. McMackin to inquire whether the Company would be interested in exploring a transaction in which Parent would acquire the Company. Mr. McMackin indicated that he was unable to discuss such a transaction with Parent at that time. Mr. Durham indicated that Parent would welcome the opportunity to discuss such a transaction when the Company was able to discuss it.

    In January, 1998, a representative of BHCC contacted Parent to indicate that the Board of the Company was reviewing strategic alternatives for the Company and to inquire whether Parent continued to be interested in pursuing a possible acquisition of the Company. Following this contact, Parent initiated a review of certain publicly available information concerning the Company. On January 22, 1998, Parent entered into a confidentiality agreement pursuant to which the Company agreed to provide Parent with certain information concerning the Company (the "Confidentiality Agreement"). Parent and the Purchaser have received certain non-public information from the Company under the terms of the Confidentiality Agreement. See Section 8.

    On February 19, 1998, certain members of Parent's management and certain members of the Company's management and their advisors met. At this meeting, members of the Company's management presented an overview of the Company's operations and answered general due diligence questions concerning the Company. Following this meeting, Parent initiated a comprehensive financial, operations and legal due diligence review of the Company that included, among other things, plant tours, management meetings and a review of certain financial, operations and legal matters.

    On March 4, 1998, Parent received from BHCC an invitation to submit an offer for the acquisition of the Company, along with procedures and guidelines for the submission of such offer (the "Guidelines"). The Guidelines provided that all offers were to be received by 12:00 noon (EST) on Friday, March 20, 1998. BHC also furnished Parent with a proposed form of merger agreement for the acquisition of the Company, which agreement was to be submitted with proposed modifications, together with Parent's offer.

    On March 20, 1998, Parent submitted a bid letter containing an offer with respect to the acquisition of the Company. The offer included Parent's proposed revisions to the proposed form of merger agreement and information regarding Parent's financing for such offer. Parent's offer was conditioned upon the completion of certain additional due diligence. Parent's offer also stipulated that Parent would proceed with the transaction only if the Stockholders, among other things, granted Parent or its designee an option to purchase their Shares. Parent's offer remained in effect until 5:00 p.m. (EST) on Friday, March 27, 1998.

    On March 21 and March 22, 1998, representatives of BHCC contacted representatives of Parent. The parties discussed certain aspects of Parent's offer and the provisions of the proposed merger agreement. On Tuesday, March 24, 1998 representatives of BHCC contacted representatives of Parent and indicated that the Company would be interested in pursuing negotiations with Parent if Parent would complete its additional due diligence and consider extending its offer beyond March 27, 1998. As a result of these conversations, Parent commenced its additional due diligence. On Friday, March 27 and Saturday, March 28, 1998, representatives of BHCC and representatives of Parent discussed the requested extension of Parent's offer. As a result of these discussions, Parent extended its offer until 12:00 midnight on Sunday, April 5, 1998 in exchange for the Company's agreement to negotiate exclusively with Parent. The expiration date was subsequently extended to 12:00 midnight on Wednesday, April 8, 1998.

    Beginning March 30, 1998, and continuing through April 7, 1998, the parties, directly and through their respective advisors, negotiated the financial and legal terms of the Merger Agreement as well as the terms of the Tender Agreement.

    On April 7, 1998, the Board of Directors of the Company met and approved the Offer and the Merger and the transaction contemplated thereby, including the Tender Agreement as well as the execution and delivery of the Merger Agreement. Later that day, the Merger Agreement and the Tender Agreement were executed.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE TENDER AGREEMENT

    PURPOSE OF THE OFFER AND THE MERGER

    The purpose of the Offer and the Merger is to enable Parent, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer, the Tender Agreement or otherwise. Parent regards the acquisition of the Company as a strategic opportunity to increase its market shares in specific value-added films, to acquire new technology and more flexible manufacturing facilities, and to gain entry into the growing Mexican and Latin American personal care and medical products markets.

PLANS FOR THE COMPANY

    If the Purchaser acquires control of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.

    Except as noted in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management, personnel or Board of Directors.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent and the Purchaser have expressly reserved the right to increase the Offer Price for the shares of Common Stock payable in the Offer or waive certain conditions of the Offer. However, without the prior written consent of the Company, the Purchaser has agreed not to (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) reduce the maximum number of Shares sought pursuant to the Offer, or (iii) impose additional conditions to the Offer (or broaden the scope thereof); PROVIDED, HOWEVER, that, the Purchaser may extend the Offer (a) if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived for one or more periods not to exceed 60 days in the aggregate, until such time as such conditions are satisfied or waived,
(b) for one or more periods, not to exceed 30 days, if required by any rule, regulation, interpretation or position of the Commission, or (c) on one occasion for an aggregate period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted under clause (a) or (b) of this sentence if on such expiration date there shall not have been tendered that number of shares of Common Stock which would equal more than 90% of the issued and outstanding shares of Common Stock. The Purchaser agrees that if all of the conditions to the Offer are not satisfied on any expiration date of the Offer, then, PROVIDED that all such conditions are then reasonably capable of being satisfied within 10 Business Days, the Purchaser shall extend the Offer for a period of not less than 10 days in the aggregate if requested to do so by the Company; PROVIDED that the Company shall be entitled to make only one such request.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent or the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of Directors of the Company (the "Board") as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"). The Company has agreed, upon request of Parent, to promptly satisfy the Board

Percentage by (i) increasing the size of the Board or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and in each case to cause Parent's designees to be promptly elected. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time (as defined below) of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or the Purchaser or waiver of the Company's rights thereunder, shall require the concurrence of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company, the separate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), as a wholly-owned subsidiary of Parent. Notwithstanding anything to the contrary in the Merger Agreement, Parent, at its option, may prior to the date and time of filing of the appropriate certificate of merger with the Secretary of State of Delaware (the "Effective Time"), elect, instead of merging the Purchaser into the Company as hereinabove provided, to merge the Company into the Purchaser or another direct or indirect wholly-owned subsidiary of Parent, with the Purchaser or such other subsidiary of Parent as the Surviving Corporation. In such event, the parties have agreed to execute an appropriate amendment to the Merger Agreement in order to reflect the foregoing change.

    In the Merger at the Effective Time, each Share then issued and outstanding (other than Shares then held by the Company, Parent, the Purchaser, or any wholly-owned direct or indirect subsidiary of the Company or Parent, and other than Shares held by stockholders, if any, who perfect their appraisal rights under the Delaware Law) shall by virtue of the Merger be converted into and represent the right to receive a cash payment per Share, without interest, equal to the Offer Price (the "Merger Consideration") upon the surrender of the certificate representing such Share. Each share of the capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each share of capital stock held by the Company (as treasury stock or otherwise) or held by Parent, the Purchaser or any wholly-owned direct or indirect subsidiary of Parent, the Purchaser or the Company immediately prior to the Effective Time shall by virtue of the Merger be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

    The Merger Agreement provides that the closing of the Merger shall take place at a time and date to be specified by the parties to the Merger Agreement but no later than the fifth Business Day after which the last of the conditions to the Merger set forth in the Merger Agreement is satisfied or waived.

    STOCK OPTIONS. Pursuant to the Merger Agreement the Company has confirmed that the applicable plans and instruments (collectively, the "Option Plans") governing all outstanding options to purchase shares of Common Stock (each a "Company Stock Option") provide for the acceleration of the exercisability of each such option in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, the Company has agreed to take all actions necessary prior to the Effective Time to assure that, at the Effective
Time: (i) each Company Stock Option shall be canceled in exchange for an amount (the "Option Payment") in cash equal to the Offer Price less the applicable exercise price of such Company Stock Option, subject to applicable withholding taxes; and (ii) each stock appreciation right will be canceled in exchange for an amount in cash (the "SAR Payment") equal to the Offer Price less the exercise price of the Company Stock Option to which it is linked, subject to applicable withholding taxes. The surrender of a Company Stock Option in exchange for the Option Payment and of a stock appreciation right in exchange for the SAR Payment shall be deemed a release of any and all rights the holder had or may have had in such Company Stock Option or under such Option Plan. Effective as of the Effective Time, the Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans so that on and after the Effective Time no current or former employee director, consultant or other person shall have any option to purchase Shares or any other equity interests in the Company under any Option Plan. The Merger Agreement provides that in lieu of making the awards of Restricted Stock under the Company's 1993 Restricted Stock Plan for Non-Employee Directors and certain key employees scheduled to be made at the annual meeting of Company stockholders in May of 1998, the Company will pay to the participants in such plan (not individually but in the aggregate) an aggregate amount of $121,800 in cash at the earlier of May 20, 1998 or the Effective Time.

    SHAREHOLDERS MEETING. The Merger Agreement provides that if a vote of the Company's stockholders is required by law, the Company will, as promptly as practicable following the acceptance for payment of Shares by the Purchaser pursuant to the Offer, take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of the Merger Agreement. In connection with such Shareholders Meeting, the Company will prepare and file with the Commission a proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company's Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the written opinion of the financial advisor referred to herein that the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by the Merger Agreement and will pay all expenses incidental thereto. Notwithstanding the foregoing, if Parent, the Purchaser and/or any other subsidiary of Parent shall acquire at least 90% of the Shares pursuant to the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Delaware Law. Parent and the Purchaser have agreed to cause all shares of Common Stock purchased pursuant to the Offer and all other Shares owned by Parent, the Purchaser or any subsidiary of Parent to be voted in favor of the Merger.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) due incorporation, existence, good standing, corporate power and authority or qualifications of the Company and subsidiaries of the Company; (ii) capitalization of the Company, including the number of shares of capital stock of the Company outstanding, the number of shares reserved for issuance on the exercise of options and similar rights to purchase shares; (iii) no equity interests in any corporation, partnership, limited liability company, trust or similar business entity and that each of the Company's subsidiaries (the "Subsidiaries") is a corporation or limited liability company, each duly organized, validly existing and in good standing under the laws of its jurisdiction; (iv) the authorization, execution, delivery and performance of the Merger Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (v) subject to certain exceptions, the absence of consents and approvals necessary for consummation by the Company of the Merger, and the absence, except as disclosed, of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (vi) the absence of any suit, proceeding or investigation pending or threatened against the Company or any of its Subsidiaries or any of their respective properties or assets which is reasonably likely to have a material adverse effect on the business, assets, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect") or would prevent or delay the consummation of the transactions contemplated by the Merger Agreement;
(vii) compliance in all material respects with the Securities Act and the Exchange Act, in connection with the SEC Reports (as defined in the Merger Agreement) filed by the Company with the Commission; (viii) compliance with applicable law; (ix) the absence of certain changes and events which would constitute a Material Adverse Effect; (x) certain employee benefit and ERISA matters; (xi) certain labor matters; (xii) certain matters related to real property; (xiii) certain intellectual property matters; (xiv) certain tax matters; (xv) certain environmental matters; (xvi) the valid and binding obligations of the Company or a Subsidiary with respect to Contracts (as defined in the Merger Agreement), except such Contracts which if not so valid and binding would not have a Material Adverse

Effect; (xvii) liabilities or other obligations which would have been required to be recorded on a balance sheet or which would have a Material Adverse Effect; (xviii) certain matters related to the Company's relationships with its customers; and (xix) certain matters relating to affiliate transactions.

    Parent and the Purchaser have also made certain representations and warranties, including with respect to (i) due incorporation, existence, good standing, corporate power and authority or qualifications of Parent and the Purchaser; (ii) the authorization, execution, and delivery of the Merger Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; and (iii) assuming that the Commitments (as defined in the Merger Agreement) are received, Parent has or will have, prior to the expiration of the Offer, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses pursuant to the Offer and the Merger Agreement.

    INTERIM OPERATIONS. The Company has agreed that during the period from the date of the Merger Agreement to Effective Time except as specifically contemplated in the Merger Agreement, (i) the businesses of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course of business consistent with past practice; and (ii) the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve the business organization of the Company and each Subsidiary. The Company has also agreed that prior to the Effective Time, the Company will not, without the prior written consent of Parent or the Purchaser and will not permit any of its Subsidiaries to: (a) amend its charter or bylaws; (b) amend or modify (except as contemplated in the Merger Agreement) the terms of any benefit or stock option plan or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the sale of shares of Common Stock pursuant to the Company Stock Options issued and outstanding on the date of the execution of the Merger Agreement; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any Company Securities (as defined in the Merger Agreement) or any securities of the Company's Subsidiaries; (d) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; (ii) except as described in the Merger Agreement assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) except for short-term investments in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person other than intercompany loans between any wholly-owned Subsidiary and the Company and the Company or another wholly-owned Subsidiary; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon except for liens securing indebtedness not exceeding $1,000,000 in the aggregate; (e) except as described in the Merger Agreement enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or its Subsidiaries), increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units); (f) except with the consent of Parent or the Purchaser, which consent will not be unreasonably withheld, acquire, sell, lease, license, transfer or dispose of any assets outside the ordinary course of business; (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it, including tax accounting policies and procedures; (h) except as described in the draft of the Joint Venture Agreement between the Company and Canguru Embalagens Criciuma Ltda., a subsidiary of Servinec Industria e Servicos Mecanicos Ltda., a limited liability corporation, under the laws of Brazil

(which the Company agrees not to execute without the prior consent of Parent),
(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) authorize or make any new capital expenditure or expenditures other than those already included in the Company's 1998 capital expenditure budget previously provided to Parent or the Purchaser; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the Merger Agreement; (i) make any tax election or settle or compromise any material income tax liability; (j) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries at December 31, 1997;
(k) settle or compromise any suit, action or claim or threatened suit, action or claim where the amount involved is greater than $500,000; (l) other than the ordinary course of business and consistent with past practice, (i) waive any rights of substantial value, (ii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries, or (iii) make any payment, direct or indirect, of any material liability of the Company or any of its Subsidiaries before the same come due in accordance with its terms; (m) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business consistent with past practice; or (n) take, or agree in writing or otherwise to take, any of the actions described in subparagraph (a) through (m) above or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made.

    ADDITIONAL AGREEMENTS. The Merger Agreement provides that upon reasonable notice the Company shall, and shall cause each of the Subsidiaries to, afford Parent and the Purchaser and their respective officers, employees and authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, tax records and accountants' working papers.

    NO SOLICITATION. The Merger Agreement provides that neither the Company nor any of its Subsidiaries nor any of its and their respective officers, directors, employees, representatives, agents and affiliates ("Representatives") shall, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, liquidation, recapitalization, reorganization, share exchange, consolidation or similar transaction involving it, or any purchase of, or tender offer for, any equity securities of it or any of its Subsidiaries or 15% or more of its and its subsidiaries' assets (based on the fair market value thereof) taken as a whole (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its subsidiaries nor any of the Representatives or Subsidiaries shall, directly or indirectly, have any discussions with or provide any non-public information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding requiring it to abandon, terminate, delay or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement shall prevent the Company or its board of directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; and further PROVIDED, HOWEVER, that nothing contained in the Merger Agreement shall prohibit the Company or any Representative from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Acquisition Proposal (i) that involves all cash consideration and contains no express financing contingency; and (ii) that the Company's Board concludes in good faith is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal, and that would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal") if, and only to the extent that, (A) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (B) the Company promptly advises Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations. At any time after 48 hours following notification to Parent of the Company's intent to accept the Superior Proposal and if the Company has otherwise complied with the terms of the Merger Agreement, the Board may withdraw or modify its approval or recommendation of the Offer, terminate the Merger Agreement and cause the Company to enter into any agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Purchaser the Termination Fee (as defined below). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification to Parent) after the expiration of such 48 hour period. The Company agrees that it, its Subsidiaries and their respective officers, directors, employees, representatives and agents will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information furnished to such person by or on behalf of it or any of its Subsidiaries.

    FEES AND EXPENSES. In the event that the Merger Agreement shall have been terminated (a) pursuant to certain provisions in the Merger Agreement or (b) as a result of a willful breach of any representation, warranty, covenant or agreement of the Company and, within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below) or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had discussions with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date of the execution of the Merger Agreement and prior to such termination; the Company shall pay to Parent in the case of (a) not later than two Business Days after termination of the Merger Agreement and in the case of (b), upon the consummation of the Third Party Acquisition referred to therein, a fee equal to $13,000,000 (the "Termination Fee") immediately upon such a termination. "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares (excluding an acquisition of Shares by a wholly-owned subsidiary of Williamson-Dickie permitted by the Tender Agreement).

    Upon the termination of the Merger Agreement pursuant to certain provisions therein, the Company shall reimburse Parent, the Purchaser and their affiliates (not later than 10 Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $500,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement. If Parent or the Purchaser shall have submitted a request for reimbursement under the Merger Agreement, Parent will provide the Company with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $500,000) within 10 Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Upon the termination of the Merger Agreement pursuant to certain provisions therein, Parent shall reimburse the Company and its affiliates (not later than 10 Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $500,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement. If the Company shall have submitted a request for reimbursement under the Merger Agreement, the Company will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested (not to exceed $500,000) within 10 Business Days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the obligations of each party to the Merger Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (i) the approval of the stockholders of the Company as referred to in the Merger Agreement shall have been obtained, if required by applicable law,
(ii) no applicable statute, rule, regulation, judgment, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity (as defined in Section 14) which prohibits, restrains, enjoins or restricts the consummation of the Merger or has the effect of making the purchase of the Shares illegal, (iii) any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement shall have been filed or received, and (iv) the Purchaser will have purchased the Shares pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time (a) by the mutual written consent of Parent, the Purchaser and the Company; (b) by Parent, the Purchaser or the Company if any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any final order, judgment, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action is or shall have become nonappealable; (c) by Parent and the Purchaser if (A) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Offer (it being understood that if such occurrence or circumstance is curable by the Company through the exercise of its reasonable best efforts prior to the next scheduled Expiration Date of the Offer, and for so long as the Company continues to exercise such reasonable best efforts prior to such Expiration Date, the Purchaser may not terminate the Offer prior to such Expiration Date) the Purchaser shall have (i) terminated the Offer or (ii) failed to pay for shares of Common Stock pursuant to the Offer (but only following the expiration of the 10-day extension which the Company may request under the Merger Agreement) or (B) the Offer shall not have been consummated on or before July 31, 1998; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to this clause (c) shall not be available to Parent or the Purchaser if (X) either of them has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure referenced in this clause (c) or (Y) during the up to 10-day extension of the Offer permitted pursuant to the Merger Agreement if 90% of the outstanding Shares shall not have been tendered; (d) by the Company if the Purchaser shall have failed to commence the Offer pursuant to the Merger Agreement, or if the Offer shall not have been consummated by July 31, 1998; PROVIDED, HOWEVER, that the right to terminate the Agreement pursuant to this clause (d) shall not be available to the Company if it has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure referenced in this clause (d);
(e) by the Company prior to the purchase of Shares pursuant to the Offer (i) if there shall have been a breach of any representation or warranty on the part of Parent or the Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent or the Purchaser shall have become untrue, in either case which materially adversely affects (or materially delays) the consummation of the Offer; (ii) if there shall have been a breach on the part of Parent or the Purchaser of any of their respective covenants or agreements under the Merger Agreement or materially adversely affecting (or materially delaying) the consummation of the Offer (including the payment for Shares), and Parent or the Purchaser, as the case may be, has not cured such breach prior to the earlier of (A) 10 days following notice by the Company thereof and (B) two Business Days prior to the date on which the Offer expires, provided that with respect to clauses (i) and (ii) the Company has not breached in any material respect any of its obligations under the Merger Agreement in any manner that shall have proximately contributed to the breaches referenced in this clause (e) or (iii) pursuant to the provisions of the Merger Agreement described above under "No Solicitation"; or (f) by Parent or the Purchaser prior to the purchase of shares of Common Stock pursuant to the Offer if (i) the Company's Board or any committee thereof (A) withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or favorable recommendation of the Offer or the approval or recommendation of the Merger or (B) approves or recommends an Acquisition Proposal by a person other than Parent or the Purchaser or (C) resolves to do any of the foregoing; (ii) (X) the Company enters into an agreement with respect to an Acquisition Proposal or a Third Party Acquisition or (Y) except for a transaction described in the following clause (Z), a transaction contemplated by an Acquisition Proposal (other than such a transaction without the consent or approval of the Company which results in a Third Party acquiring less than 10% of the outstanding Shares and does not otherwise constitute an Acquisition Proposal) or a Third Party Acquisition occurs or (Z) a transaction contemplated by an Acquisition Proposal occurs without the consent or approval of the Company which results in a Third Party acquiring from 10% to 20% of the outstanding Shares that does not otherwise constitute an Acquisition Proposal (excluding for purposes of this clause (f)(ii) an acquisition of Shares by a wholly-owned subsidiary of the Williamson-Dickie permitted by the Tender Agreement); (iii) there shall have been a breach of any representation or warranty on the part of the Company set forth in the Merger Agreement, or any representation or warranty of the Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a material adverse effect on the Company or materially adversely affect (or delay) the consummation of the Offer or the Merger; or (iv) there shall have been a breach on the part of the Company of its covenants or agreements under the Merger Agreement having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer and, with respect to clauses (iii) and (iv) above (other than with respect to any breach of the provisions of the Merger Agreement described above under "No Solicitation" or the Company's obligation to file with the Commission a Schedule 14D-9), the Company has not cured such breach prior to the earlier of (A) 10 days following notice by Parent or the Purchaser thereof and (B) two Business Days prior to the date on which the Offer expires, provided that, with respect to clauses (iii) and (iv) above, neither Parent nor the Purchaser has breached in any material respect any of their respective obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure referenced in this clause (f).

    INDEMNIFICATION. The Merger Agreement provides that after the Effective Time, or such earlier date as Parent acquires control of the Company, Parent and the Purchaser agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years following the Effective Time. To the maximum extent permitted by Delaware Law, such indemnification shall be mandatory rather than permissive. Parent shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company with respect to matters occurring prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less beneficial to the beneficiaries of the existing policies in effect on the date hereof; provided, further, that during the last three years of the six year period following the Effective Time, the Surviving Corporation shall not be obligated to pay an annual premium in excess of 200% of the most recent annual premium paid by Company prior to the date of the Merger Agreement (which the Company has represented to have been $80,000).

    WAIVER AND AMENDMENT. The Merger Agreement provides that (i) any inaccuracies in the representations and warranties may be waived by the other party; and (ii) compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement may also be waived by the other party. Subject to certain sections in the Merger Agreement, the Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after any required approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval.

THE TENDER AGREEMENT

    The following is a summary of the material terms of the Tender Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

    TENDER OF SHARES. The Tender Agreement provides that certain stockholders, including Williamson-Dickie, Leonard Birnbaum, Michael C. Carlson, Wayne A. Durboraw, Joseph J. Harkins, James P. Luke, John W. McMackin, Elwood M. Miller, Manuel G. Villareal and Robert E. Weber (collectively, the "Stockholders") will validly tender and sell, pursuant to and in accordance with the terms of the Offer, (i) not later than the seventh day after the commencement of the Offer pursuant to the Merger Agreement, 5,925,072 shares of Common Stock (the "Existing Shares"), and (ii) any Shares acquired by the Stockholders after the execution date of the Tender Agreement and prior to the termination of the Tender Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (the Stockholders shall promptly provide written notice to the Purchaser upon consummation of any such acquisition and the term "Shares" shall include such shares), provided that the Offer Price pursuant to the Offer shall be no less than the Per Share Price (as defined in the Merger Agreement). The Stockholders acknowledge and agree that Parent's and the Purchaser's obligation to accept for payment and pay for shares of Common Stock in the Offer, including the Shares owned by the Stockholders, are subject to the terms and conditions of the Offer.

    REPRESENTATIONS AND WARRANTIES. The Tender Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Stockholders with respect to (i) the requisite power and authority to enter into the Tender Agreement and to consummate the transactions contemplated by the Tender Agreement; (ii) the execution and delivery of the Tender Agreement and the consummation of transactions contemplated thereby; (iii) the valid and binding obligation of the Stockholders with respect to the Tender Agreement; (iv) no conflict with or default under any provision of any agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder's property or assets; (v) the absence of any consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary by any Stockholder with respect to the execution and delivery of the Tender Agreement or the consummation of the transactions contemplated thereby; (vi) that each Stockholder has good and marketable title to the number of Existing Shares; (vii) that each Stockholder has no record ownership of shares of Common Stock other than the Existing Shares; (viii) except pursuant to the Tender Agreement, no voting trust agreements or other contracts, agreements, arrangements, commitments or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Existing Shares; and (ix) no limitations, qualifications or restrictions on rights, subject to applicable securities laws and the terms of the Tender Agreement, with respect to the Existing Shares.

    Parent and the Purchaser have also made certain representations and warranties, including with respect to (i) corporate power and authority to enter into the Tender Agreement and to consummate the transactions contemplated thereby; (ii) the authorization, execution, and delivery of the Tender Agreement and the consummation of transactions contemplated thereby; (iii) the valid and binding obligation of Parent and the Purchaser with respect to the Tender Agreement; (iv) no conflict with or default under any provision of any agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Purchaser or to Parent's or the Purchaser's property or assets; and (v) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation by Parent or the Purchaser of the transactions contemplated by the Tender Agreement.

    COVENANTS OF THE STOCKHOLDERS. Pursuant to the Tender Agreement, the Stockholders severally agree not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares to any person other than the Purchaser or the Purchaser's designee; provided, however, that (x) a Stockholder may transfer its Shares to a charitable organization, provided that such charitable organization agrees to be bound by the terms and provisions of the Tender Agreement applicable to such Stockholder and (y) Williamson-Dickie may transfer its Shares to a wholly-owned subsidiary of Williamson-Dickie, provided that such subsidiary agrees to be bound by the terms and provisions of the Tender Agreement applicable to Williamson-Dickie and, provided, further, in the case of clauses (x) and (y) above the transferring Stockholder shall continue to be bound by the terms and provisions of the Tender Agreement; (ii) deposit any Shares into a voting trust or grant a proxy or enter into a voting agreement with respect to any Shares except as provided in the Tender Agreement; or (iii) solicit, facilitate, initiate, encourage or take any other action to facilitate any Acquisition Proposal, the acquisition of any shares of Common Stock or the acquisition of all or substantially all the assets of the Company by any person other than Parent or the Purchaser, except in connection with any actions permitted under the Merger Agreement.

    Each Stockholder agrees to notify the Purchaser promptly and to provide all details requested by the Purchaser if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any matter described in clause (iii) immediately above.

    Each Stockholder agrees that at any annual or special meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder will (i) vote the Shares in favor of the Merger and the Merger Agreement and (ii) vote the Shares against any action or agreement which could result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement or which could otherwise impede, delay, prevent, interfere with or discourage the Offer or the Merger including, without limitation, any Acquisition Proposal.

    IRREVOCABLE PROXY. The Tender Agreement provides that each Stockholder irrevocably appoints the Purchaser as the attorney and proxy of such Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company or consent in lieu of any such meeting or otherwise, to vote such Shares as set forth in the immediately preceding paragraph; provided, that in any such vote or other action pursuant to such proxy, the Purchaser shall not have the right to vote to reduce the Per Share Price or the Merger Consideration or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholders) under the Offer or the Merger Agreement or to reduce the obligations of Purchaser thereunder; and provided further, that the proxy shall irrevocably cease to be in effect at any time that (x) the Offer shall have expired or terminated without any shares of Common Stock being purchased thereunder in violation of the terms of the Offer,
(y) the Purchaser shall be in violation of the terms of the Tender Agreement or
(z) the Merger Agreement shall have been terminated in accordance with its terms. The proxy and power of attorney is irrevocable and coupled with an interest. Under the Tender Agreement, the Stockholders shall revoke, effective upon the execution and delivery of the Merger Agreement by the parties thereto all other proxies and powers of attorney with respect to the Shares that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of such Stockholder's obligations under the immediately preceding paragraph) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as the Tender Agreement remains in effect. Each Stockholder will forward to the Purchaser any proxy cards that such Stockholder receives with respect to the Offer or the Merger Agreement.

    WAIVER OF APPRAISAL RIGHTS. As set forth in the Tender Agreement, each Stockholder will waive any rights of appraisal or rights to dissent from the Merger that such Stockholder may have on the terms set forth in the Merger Agreement as in effect on the date thereof with such changes which do not adversely affect such Stockholder.

OTHER MATTERS

    APPRAISAL RIGHTS. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the Delaware Law to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the Delaware Law, the shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

    Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two immediately succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    If on or after the date of the Merger Agreement, the Company should (a) split, combine, reclassify or otherwise change the Shares or its capitalization,
(b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or other capital stock of the Company or (c) issue or sell additional Shares, shares of any other class of capital stock, other securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Stock Options, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission or the Exchange Act, including Rule 14e-1(c) thereunder (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered, and may delay the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and, if required pursuant to the Merger Agreement, shall extend the Offer for a period of at least 10 days and may otherwise, subject to the terms of the Merger Agreement, amend, extend or terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if, (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition") shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or any applicable waiting period under the FLEC shall not have expired or been terminated without objection from the Mexican Federal Competition Commission, immediately prior to the expiration of the Offer, or (iii) at any time prior to the acceptance for payment of Shares, the Purchaser makes a good faith determination that any of the following conditions exist:

    (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction (whether permanent or temporary) promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether foreign, federal, state or local (a "Governmental Entity"), other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (i) directly or indirectly prohibits, materially delays, or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibits consummation of the Offer or the Merger; (ii) directly or indirectly prohibits, materially delays, or imposes material limitations on the ability of the Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by the Purchaser on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its Subsidiaries, the Purchaser or any of their respective affiliates; or (iii) otherwise has a Material Adverse Effect; or

    (b) (i) the representation and warranties of the Company as set forth in the Merger Agreement (when read without any exception or qualification as to knowledge, materiality or Material Adverse Effect) shall not be true and correct as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Material Adverse Effect or would materially increase the amount paid to the Company's stockholders in the Offer and the Merger; (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement; or (iii) any change or event shall have occurred that has a Material Adverse Effect; or

    (c) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser, or any of their affiliates or any group of which any of them is a member, shall have entered into a definitive agreement or an agreement in principle with the Company or any Subsidiary with respect to an Acquisition Proposal or the Company's Board (or any committee thereof) shall have adopted a resolution approving any of the foregoing; or

    (d) the Company, Parent and the Purchaser shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

    (e) the Company Board (or any committee thereof) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another Acquisition Proposal, or shall have adopted any resolution to effect any of the foregoing which, in the good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

    (f) there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the American Stock Exchange, any national securities exchange or on the Nasdaq National Market System for a period in excess of 24 hours (excluding suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions),
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel), (iv) a change in the general financial, bank or capital markets which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (v) in the case of any of the foregoing clauses (i) through (iv) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in its reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or the Purchaser concerning the events described herein will be final and binding upon all parties.

15.  CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to the Purchaser and Parent in the Merger Agreement by the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the

Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside of the state of enactment.

    SECTION 203 OF THE DELAWARE LAW. Section 203 of the Delaware Law, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the corporation's outstanding voting stock) for a period of three years following the date such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Tender Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Tender Agreement. Therefore, Section 203 of the Delaware Law is inapplicable to the Merger.

    Neither the Company nor the Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and neither the Company, the Purchaser nor Parent has presently sought to comply with any state takeover statute or regulation. The Company and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, the Company or Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    MEXICAN FEDERAL LAW OF ECONOMIC COMPETITION. According to the Company Form 10-K, the Company conducts certain operations in Mexico. The Mexican Federal Law of Economic Competition ("FLEC") requires pre-notification of concentrations derived from transactions carried out outside of Mexico prior to any legal or material effect in Mexico. For purposes of the FLEC, a concentration means a merger, control transaction, acquisition or other act among competitors, suppliers, customers or other economic agents which results in the concentration of corporations, partnerships, associations, shares of stock, partnership interests, trusts or assets in general. Pre-notifications generally are necessary when the parties to the transaction in question and/or their affiliates have assets in Mexico and (i) the allocated value of the Mexican assets subject to the transaction exceed approximately $42,385,965, or (ii) the transaction results in the accumulation of 35% or more of the assets or shares of an entity, the asset value or revenues of which exceeds approximately $42,385,965, or (iii) the transaction involves (a) two or more entities the aggregate asset value or annual revenue of which exceeds approximately $169,543,860 and (b) if as a result of such transaction, an entity accumulates assets or capital stock in excess of approximately $16,954,386. In the case of transactions subject to the pre-notification requirements, notice must be given to the Mexican Federal Competition Commission (the "Competition Commission") in writing and include the information referred to in the FLEC and its regulations. The Competition Commission may request additional information regarding the proposed transaction within 20 calendar days following notification, which additional information must be furnished within 15 calendar days after such request, unless a justified extension of such period is granted. The Competition Commission has 45 calendar days after receipt to notify or, if applicable, to issue its decision. If such time period lapses without notice from the Competition Commission, the Competition Commission is deemed to have no objections and the transaction may proceed. In exceptionally complex cases, the Chairman of the Competition Commission may extend the review period for up to an additional 60 days. If an illegal concentration is deemed to have occurred, the Competition Commission may, notwithstanding the imposition of sanctions provided in the FLEC and elsewhere, (i) allow the consummation of the proposed transaction on such conditions as it may impose, or (ii) order the total or partial divestiture of the improper acquisition, the termination of control by the controlling person, or the elimination of a particular activity, whichever action it deems appropriate. Parent will make a pre-notification filing with the Competition Commission pursuant to the FLEC. The expiration or termination of the waiting period under the FLEC without objection from the Competition Commission is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

16.  FEES AND EXPENSES

    Chase Securities is acting as Dealer Manager in connection with the Offer pursuant to a Dealer Manager Agreement dated April 14, 1998 (the "Dealer Manager Agreement"). Parent and the Purchaser have agreed to pay the Dealer Manager a fee of $250,000, payable upon consummation of the Offer, for its services as Dealer Manager in connection with the Offer. In addition, Parent and the Purchaser have agreed to reimburse the Dealer Manager for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, in connection with the Offer and to indemnify the Dealer Manager and certain related persons against certain liabilities and expenses, including certain liabilities under the Federal securities laws.

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser or Parent becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute or have such state statute declared inapplicable to the Offer, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                        VA ACQUISITION CORP.

April 14, 1998

                                   SCHEDULE I
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

    The following table sets forth the name, age, business address, citizenship and principal occupation or employment at the present time and during the past five years of each director and executive officer of Parent and the Purchaser. Unless otherwise noted, each such person is a citizen of the United States. In addition, unless otherwise noted, each such person's business address is Huntsman Packaging Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108. Directors are indicated with an asterisk.

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL OCCUPATIONS,
NAME                                             OFFICES OR EMPLOYMENTS HELD DURING PAST FIVE YEARS AND AGE.
------------------------------------------  ---------------------------------------------------------------------

Jon M. Huntsman*..........................  Mr. Huntsman is a Director and the Chairman of the Board of Directors
                                            of Parent and has served as Chairman of the Board, Chief Executive
                                            Officer and a Director of Huntsman Corporation, its predecessors and other Huntsman companies for over 25 years. He is also the Chairman and founder of the Huntsman Cancer Foundation. In addition, Mr.
                                            Huntsman serves on numerous charitable, civic and industry boards. In
                                            1994, Mr. Huntsman received the prestigious Kavaler Award as the chemical industry's outstanding Chief Executive Officer. Mr. Huntsman formerly served as Special Assistant to the President of the United
                                            States and as Vice Chairman of the U.S. Chamber of Commerce. Mr.
                                            Huntsman is 60 years old.

Karen H. Huntsman**.......................  Mrs. Huntsman was appointed Vice Chairman of Parent on November 24,
                                            1997, and serves as an officer and director of other Huntsman companies. She has served as a Vice President and Director of
                                            Huntsman Corporation since 1995 and as a Vice President and director of Huntsman Chemical Corporation since 1982 and 1986, respectively.
                                            By appointment of the Governor of the State of Utah, Mrs. Huntsman
                                            serves as a member of the Utah State Board of Regents. Mrs. Huntsman also serves on the board of directors of various corporate and non-profit entities, including First Security Corporation and
                                            Intermountain Health Care Inc. Mrs. Huntsman is 60 years old.

Richard P. Durham*........................  Mr. Durham became President and Chief Executive Officer of Parent in
                                            March 1997. Mr. Durham is a Director of Parent and also is a Director of Huntsman Corporation. Mr. Durham has been with the Huntsman organization in various positions since 1985. Most recently, Mr.
                                            Durham served as Co-President and Chief Financial Officer of Huntsman
                                            Corporation, where in addition to being responsible for accounting, treasury, finance, tax, legal, human resources, public affairs, purchasing, research and development, and information systems, he also was responsible for Parent. Mr. Durham attended Columbia College and graduated from the Wharton School of Business at the University of Pennsylvania. Mr. Durham is 33 years old.

Christena H. Durham*......................  Mrs. Durham was appointed a Director of Parent on October 1, 1997, and became a Vice President on November 24, 1997. Prior to joining
                                            Parent, Mrs. Durham held no other officer positions or directorships with any other for-profit organizations. Mrs. Durham also serves on the Board of Directors of various non-profit organizations, including the YWCA of Salt Lake City, and as a trustee of the Huntsman
                                            Excellence in Education Foundation. Mrs. Durham is 33 years old.

Jack E. Knott.............................  Mr. Knott became Executive Vice President and Chief Operating Officer of Parent on September 1, 1997. Prior to joining Parent, Mr. Knott was a member of the Board of Directors of Rexene Corporation from
                                            April 1996 until August 1997 and held the position of Executive Vice
                                            President of Rexene Corporation and President of Rexene Products from
                                            March 1995 to August 1997. Mr. Knott was Executive Vice President of
                                            Sales and Market Development of Rexene Corporation from March 1992 to
                                            March 1995, Executive Vice President of Rexene Corporation from
                                            January 1991 to March 1992, and President of CT Film, a division of
                                            Rexene Corporation, from February 1989 to January 1991. Prior to joining Rexene Corporation, Mr. Knott worked for American National
                                            Can. Mr. Knott received a B.S. degree in Chemical Engineering and an
                                            M.B.A. degree from the University of Wisconsin and holds nine patents. Mr. Knott is 43 years old.

Scott K. Sorensen.........................  Mr. Sorensen recently joined Parent as Executive Vice President and
                                            Chief Financial Officer. Prior to joining Parent, Mr. Sorensen was
                                            Chief Financial Officer of the Power Generation Division of
                                            Westinghouse Electric Corporation. Prior to joining Westinghouse in
                                            1996, Mr. Sorensen spent two years as Director of Business
                                            Development and Planning at Phelps Dodge Industries and over four years as an Associate with McKinsey & Company. Mr. Sorensen received an M.B.A. degree from Harvard Business School and a B.S. degree in
                                            Accounting from the University of Utah. Mr. Sorensen is 36 years old.

N. Brian Stevenson........................  Mr. Stevenson became Parent's Senior Vice President and General
                                            Manager, Packaging Division on September 1, 1997. Mr. Stevenson
                                            joined Parent in April 1992 as Executive Vice President and Chief
                                            Operating Officer. He has 27 years of operating and management experience in the flexible packaging industry. Prior to joining
                                            Parent, Mr. Stevenson held numerous management positions at James
                                            River and Crown Zellerbach, including Plant and Divisional
                                            Controller, Eastern Regional Sales Manager, Eastern General Manager
                                            and, most recently, Vice President of James River's Flexible
                                            Packaging Division. In 1990, he left James River to become President of Packaging Industries. Mr. Stevenson holds a B.S. degree in
                                            Accounting and an M.B.A. degree from the University of Utah. Mr.
                                            Stevenson is 53 years old.

Douglas W. Bengtson.......................  Mr. Bengston joined Parent on September 15, 1997 as Senior Vice
                                            President and General Manager, Performance Films Division. Mr.
                                            Bengtson has 24 years of experience in sales, marketing and senior management. Most recently, Mr. Bengtson was Vice President, Sales and
                                            Marketing for Food Packaging at American National Can, where Mr.
                                            Bengtson was responsible for the sales and marketing of flexible packaging to the food industry segment. His former positions include
                                            Vice President, Sales and Marketing at CT Film and Vice President,
                                            Sales and Marketing, Rexene Products Division. Mr. Bengtson holds a
                                            B.S. degree in Business/Marketing from Colorado State University. Mr.
                                            Bengston is 50 years old.

Ronald G. Moffitt.........................  Mr. Moffitt joined Parent in 1997, after serving as Vice President and General Counsel of Huntsman Chemical Corporation. Prior to
                                            joining Huntsman in 1994, Mr. Moffitt was a partner and director in the Salt Lake City law firm of Van Cott, Bagley, Cornwall & McCarthy, with which he had been associated since 1981. Mr. Moffitt holds a
                                            B.A. degree in Accounting, a Master of Professional Accountancy degree, and a J.D. degree from the University of Utah. Mr. Moffitt is
                                            45 years old.

Stanley B. Bikulege.......................  Mr. Bikulege joined Parent in 1992 and was appointed Vice President
                                            Stretch Films, Packaging Division in 1997. Mr. Bikulege's prior positions with Parent include General Manger of Castflex in 1997,
                                            Managing Director-Europe from 1996 to 1997, Managing Director PVC
                                            Films-Europe from 1995 to 1996, Director of Manufacturing from 1993 to 1995, and Plant Manager in 1992. Prior to joining Huntsman, Mr.
                                            Bikulege held numerous positions in Goodyear's Wingfoot Films. Mr.
                                            Bikulege received a B.S. degree in chemical Engineering from
                                            Youngstown State University and an M.B.A. degree from Georgia State
                                            University. Mr. Bikulege is 34 years old.

Dale A. Brockman..........................  Mr. Brockman joined Parent in February 1993 as the plant manager of the newly-acquired Huntsman Design Products plant in Rochester, New
                                            York and later that year was appointed to the position of Director of
                                            Operations. In 1994 he became Vice President Operations and in 1995 became responsible for numerous plants. He was appointed Vice
                                            President Manufacturing, Packaging Division in September 1997 and was
                                            appointed Vice President, Performance Films Division on November 24,
                                            1997. He has 24 years of experience in the flexible packaging industry. He has held numerous engineering and management positions at Crown Zellerbach and James River, including General Manager/Bakery
                                            Business Unit Manager. Mr. Brockman holds a B.S. degree in Mechanical
                                            Technology from Indiana State University. Mr. Brockman is 47 years old.

Darren G. Cottle..........................  Mr. Cottle joined the Huntsman organization in 1989 and held various positions at Huntsman Chemical Corporation, including Plant
                                            Controller. Mr. Cottle joined Parent in July 1992 as the Assistant
                                            Controller, was named Controller in March 1997, and became Vice
                                            President and Controller on November 24, 1997. Prior to joining
                                            Huntsman, Mr. Cottle was employed by the international accounting firm of Deloitte & Touche. Mr. Cottle is a Certified Public
                                            Accountant and received a B.A. and a masters degree in Professional
                                            Accountancy from Weber State University. Mr. Cottle is 35 years old.

Thornton L. Hill..........................  Mr. Hill joined Parent as Vice President Sales in July 1992 and became Vice President Sales and Marketing National Accounts on
                                            November 24, 1997. Prior to that time, Mr. Hill was General Sales
                                            Manager of Goodyear's Film Products Division and worked for Goodyear for 29 years in various sales and marketing positions, including
                                            Executive Vice President and Chief Operating Officer of Goodyear's
                                            Wingfoot Films. He holds a B.A. degree in Education from Morehead
                                            State University and has attended executive management programs at
                                            Kent State University and Northwestern University. Mr. Hill is 60
                                            years old.

Gary J. Penna.............................  Mr. Penna became Vice President Sales and Marketing Converter Films,
                                            Performance Films Division on September 1, 1997. Mr. Penna joined
                                            Parent in 1996 as a result of Parent's acquisition of Deerfield
                                            Films. Mr. Penna had been with Deerfield since 1994, as Vice
                                            President of Sales for Converter Films. Prior to joining Deerfield,
                                            Mr. Penna served a variety of management positions at Exxon
                                            Corporation. Mr. Penna has a degree in Chemical Engineering from
                                            Princeton University and an M.B.A. degree from The Amos Tuck School at Dartmouth College. Mr. Penna is 50 years old.

Patrick H. Price..........................  Mr. Price joined Parent in April 1992 as Vice President
                                            Administration. Prior to joining the Company, he was employed for fifteen years with Huntsman Chemical Corporation in the human resource department, holding positions as Director of Personnel and
                                            Director of Benefits. He holds a B.S. degree in Business
                                            Administration from California State University-Northridge. Mr. Price is 52 years old.

Edwin W. Stranberg........................  Mr. Stranberg joined Parent in February 1993 as Vice President of
                                            Operations and became Vice President, PVC Films, Packaging Division on November 24, 1997. He has 25 years of experience in the flexible packaging industry. He held various manufacturing, technical and sales management positions with Crown Zellerbach and James River prior to joining Parent. Prior to James River, he was Vice President and General Manager of Sealright Co. Inc. Mr. Stranberg holds a B.S.
                                            degree in Industrial Engineering from New Mexico State University.
                                            Mr. Stranberg is 47 years old.

------------------------

*   Such persons are members of the Board of Directors of Parent.

** The Vice Chairman is an advisory position to the Board of Directors of Parent, but does not vote on matters brought to the Board.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL OCCUPATIONS,
NAME                                             OFFICES OR EMPLOYMENTS HELD DURING PAST FIVE YEARS AND AGE.
------------------------------------------  ---------------------------------------------------------------------

Richard P. Durham.........................  Mr. Durham became President and Chief Executive Officer of Purchaser in April 1998. Mr. Durham is the sole member of the Board of
                                            Directors of Purchaser, and also is a Director of Parent and Huntsman
                                            Corporation. Mr. Durham has been with the Huntsman organization in various positions since 1985. Most recently, Mr. Durham served as
                                            Co-President and Chief Financial Officer of Huntsman Corporation,
                                            where in addition to being responsible for accounting, treasury, finance, tax, legal, human resources, public affairs, purchasing, research and development, and information systems, he also was responsible for Parent. Mr. Durham attended Columbia College and graduated from the Wharton School of Business at the University of
                                            Pennsylvania. Mr. Durham is 33 years old.

Jack E. Knott.............................  Mr. Knott became Executive Vice President and Chief Operating Officer of Purchaser in April 1998. In addition, Mr. Knott became Executive
                                            Vice President and Chief Operating Officer of Parent on September 1,
                                            1997. Prior to joining the Huntsman organization, Mr. Knott was a member of the Board of Directors of Rexene Corporation from April
                                            1996 until August 1997 and held the position of Executive Vice
                                            President of Rexene Corporation and President of Rexene Products from
                                            March 1995 to August 1997. Mr. Knott was Executive Vice President of
                                            Sales and Market Development of Rexene Corporation from March 1992 to
                                            March 1995, Executive Vice President of Rexene Corporation from
                                            January 1991 to March 1992, and President of CT Film, a division of
                                            Rexene Corporation, from February 1989 to January 1991. Prior to joining Rexene Corporation, Mr. Knott worked for American National
                                            Can. Mr. Knott received a B.S. degree in Chemical Engineering and an
                                            M.B.A. degree from the University of Wisconsin and holds nine patents. Mr. Knott is 43 years old.

Scott K. Sorensen.........................  Mr. Sorensen became Executive Vice President and Chief Financial
                                            Officer, Treasurer of Purchaser in April 1998. In addition, Mr.
                                            Sorensen recently joined Parent as Executive Vice President and Chief
                                            Financial Officer. Prior to joining the Huntsman organization, Mr.
                                            Sorensen was Chief Financial Officer of the Power Generation Division
                                            of Westinghouse Electric Corporation. Prior to joining Westinghouse in 1996, Mr. Sorensen spent two years as Director of Business
                                            Development and Planning at Phelps Dodge Industries and over four years as an Associate with McKinsey & Company. Mr. Sorensen received an M.B.A. degree from Harvard Business School and a B.S. degree in
                                            Accounting from the University of Utah. Mr. Sorensen is 36 years old.

Ronald G. Moffitt.........................  Mr. Moffitt became Senior Vice President, Secretary and General
                                            Counsel for Purchaser in April 1998. Mr. Moffitt joined Parent in
                                            1997, after serving as Vice President and General Counsel of Huntsman
                                            Chemical Corporation. Prior to joining Huntsman in 1994, Mr. Moffitt was a partner and director in the Salt Lake City law firm of Van
                                            Cott, Bagley, Cornwall & McCarthy, with which he had been associated since 1981. Mr. Moffitt holds a B.A. degree in Accounting, a Master of Professional Accountancy degree, and a J.D. degree from the
                                            University of Utah. Mr. Moffitt is 45 years old.

Darren G. Cottle..........................  Mr. Cottle became Vice President and Controller, Assistant Secretary for Purchaser in April 1998. Mr. Cottle joined the Huntsman organization in 1989 and has held various positions at Huntsman
                                            Chemical Corporation, including Plant Controller. Mr. Cottle joined
                                            Parent in July 1992 as the Assistant Controller, was named Controller in March 1997, and became Vice President and Controller on November
                                            24, 1997. Prior to joining Huntsman, Mr. Cottle was employed by the international accounting firm of Deloitte & Touche. Mr. Cottle is a
                                            Certified Public Accountant and received a B.A. and a masters degree in Professional Accountancy from Weber State University. Mr. Cottle is 35 years old.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        BY MAIL:                  BY HAND:             BY OVERNIGHT COURIER:
ChaseMellon Shareholder   ChaseMellon Shareholder     ChaseMellon Shareholder
    Services, L.L.C.          Services, L.L.C.           Services, L.L.C.
  Post Office Box 3305    120 Broadway, 13th Floor      85 Challenger Road
  South Hackensack, NJ       New York, NY 10271      Mail Drop Reorganization
         07606              Attn: Reorganization            Department
  Attn: Reorganization           Department          Ridgefield Park, NJ 07660
       Department

                             Facsimile Transmission
                       (for Eligible Institutions only):
                                 (201) 329-8936

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (201) 296-4860

                        --------------------------------

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of
     Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                             CHASE SECURITIES INC.
                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 270-3348
                                 (CALL COLLECT)